* Confidential Treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Commission.

                     CONTENT PROVIDER AGREEMENT AND LICENSE

                  This AGREEMENT effective as of the 23rd day of April, 1999, by and between Change Your Life.com, LLC ("Change Your Life"), a Delaware limited liability company, with its principal offices at 704 Broadway, New York, NY 10003, Anthony J. Robbins, an individual resident in San Diego, California ("Robbins"), Robbins Research International Inc., a Nevada corporation, with its principal offices at 9191 Town Center Drive, Suite 600, San Diego, California 92122 (Robbins and Robbins Research International Inc., collectively, the "Robbins Group"). Change Your Life and the Robbins Group may hereinafter each be referred to as a "Party" and collectively as the "Parties".

1.   DEFINITIONS

         1.1 "Content" means text, graphics, photographs, animation, characters, illustrations, features, recordings, video, audio, CD-ROMS, proprietary software packages, tools and systems, and/or other data or information relating to any subject.

         1.2 "CYL" means Change Your Life and any divisions, subsidiaries, and successors thereto and any parent or affiliate thereof.

         1.3 "Change Your Life Content" means (i) any Content developed, owned or controlled by Change Your Life and (ii) any interactive Content supplied to Change Your Life by the Robbins Group, other than Robbins Group Property.

         1.4 "Change Your Life Site Channel" means a generic area within the Change Your Life Site that is targeted to a specific subject matter (such as career, relationships, etc.) but excludes those features or areas that do not relate to one particular subject matter (i.e. shopping, chat and community).

         1.5 "CYL Network" means all channels, programming, products, services and ventures featured on the Change Your Life Site as well as other channels, programming, products and ventures whether or not appearing on the Change Your Life Site, such as co-branded, syndicated, private label and joint venture and partnership offerings and endeavors, in which CYL has input or an economic interest.

         1.6 "Change Your Life Site" means the Internet sites or areas developed, supported, sponsored, owned or controlled by Change Your Life whether for business or consumer applications.

         1.7 "Enhancement Development Cost" means direct, out-of-pocket cash development costs (excluding any general and administrative costs and other overhead items) expended by the Robbins Group to develop an Enhancement.

         1.8 "Fixed Icon" means a branded button that is placed in a fixed position on the home page of a Change Your Life Site Channel and links directly to the Robbins Group/Change Your Life Site.

         1.9 "Impression" means user exposure to a page on the Change Your Life Site.

         1.10 "Intellectual Property Rights" means all inventions, discoveries, trademarks, patents, domain names, URLs, trade names, copyrights, moral rights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, customer lists (subject to the limitations set forth in Exhibit B hereto), computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, including without limitation (a) rights under any royalty or licensing agreements, and (b) programming and programming rights, on any distribution medium (i.e. audio, video, film, digital).

         1.11 "Internet" means any network of interconnected computer networks, using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise, and any subset of such network, such as "intranets."

         1.12 "Internet Site" means any site or service delivering Content on or through the Internet, world-wide web, corporate intranets, private data networks or proprietary on-line service, including, without limitation, America Online, Compuserve, Prodigy and the Microsoft Network.

         1.13 "Person" means any natural person, legal entity, or other organized group of persons or entities. (All pronouns whether personal or impersonal, which refer to a Person include natural persons and other Persons.)

         1.14 "Robbins Group Core Business" means in-person seminars, television infomercials, one-on-one human coaching, printed books and audio and video tapes, marketed, distributed or supplied by the Robbins Group, other than on or through the Internet.

         1.15 "Robbins Group/Change Your Life Content" means new Content (i) created jointly by Change Your Life and the Robbins Group or their representatives, (ii) created by Change Your Life based on or derived from Robbins Group Content or (iii) any Enhancement for which the Enhancement Development Cost has been recouped as set forth in Section 2.4.

         1.16 "Robbins Group Content" means any existing or future non-Internet Content (i.e. Content that is not distributed on or through or utilizes the Internet) that is owned by the Robbins Group and relates to, among other things, the Robbins Group Core Business.

         1.17 "Robbins Group/Change Your Life Site" is defined in Section 2.1 hereof.

         1.18 "Robbins Group Products" means all existing and future Robbins Group-branded, affiliated and sourced products, including books, audio and video tapes and other merchandise, but shall exclude off-line coaching services that are not marketed, serviced or supported through the Internet.

         1.19 "Robbins Group Marks" means the existing trademarks and service marks of the Robbins Group set forth on Exhibit E hereto, as from time to time amended so as to include all future trademarks and service marks, to the extent that the Robbins Group has an interest therein.

         1.20  "Robbins Group Property" is defined in Section 9.1(a) hereof.

         1.21 "Robbins Group Content Deliverables" is defined in Exhibit A hereof.

2.   DISTRIBUTION; PROGRAMMING

         2.1 ROBBINS GROUP/CHANGE YOUR LIFE SITE. The Robbins Group shall have a co-branded area on the Change Your Life Site (the "Robbins Group/Change Your Life Site"). In addition, the Robbins Group will receive a Fixed Icon within one-half of up to six Change Your Life Site Channels, i.e. no more than three Fixed Icons. In the event of an odd number of channels (up to and including five channels), the number of channels for the purpose of calculating the number of Fixed Icons for the Robbins Group shall be rounded up to the next even number, i.e. one shall become two, three shall become four and five shall become six. If there are more than six Change Your Life Site Channels, the Robbins Group and Change Your Life shall mutually agree on the number of additional Fixed Icons to be provided to the Robbins Group within the additional Change Your Life Site Channels, which shall in any event result in Fixed Icons in at least one-third of such additional Change Your Life Site Channels. The Robbins Group will be listed as a resource on those Change Your Life Site Channels in which the Robbins Group does not have a Fixed Icon.

         2.2 CONTENT. Subject to the terms of this Agreement, CYL shall have the right to integrate, use and develop existing or future Robbins Group Content and Robbins Group/Change Your Life Content anywhere on the CYL Network as further described in Section 3 hereof. The Robbins Group/Change Your Life Site shall consist of (i) Robbins Group Content and any other Content licensed, sublicensed and/or published by the Robbins Group in connection with its products, services or publications including, without limitation, elements described on EXHIBIT A hereto, (ii) Robbins Group/Change Your Life Content, (iii) Change Your Life Content and any other Content licensed, sublicensed and/or published by CYL in connection with its products, services or publications and (iv) other elements as mutually agreed by CYL and the Robbins Group. The Robbins Group shall not authorize or permit any third party (including but not limited to affiliates, unaffiliated parties, strategic partners, joint venture partners and others) to distribute any Content on the CYL Network without CYL's prior written approval.

         2.3 DEDICATED EMPLOYEES. Change Your Life will dedicate a team of at least [*] individuals whose primary responsibility will be the development and maintenance of the (i) Robbins Group Content on the CYL Network and (ii) Robbins Group/Change Your Life Content (the "Robbins Team"). Such individuals will be employed by and subject to the management control of Change Your Life; PROVIDED, HOWEVER, that Robbins will have the right to approve the selection of the General Manager of the Robbins Team. All other personnel and resources to be dedicated to any Robbins Group project will be determined in accordance with and subject to Change Your Life's periodic personnel and budgeting process.

         2.4 ROBBINS GROUP ENHANCEMENTS. (a) If the Robbins Group proposes that Change Your Life develop an Internet-based product offering that was not previously agreed to by the Parties (an "Enhancement Product") and Change Your Life determines not to commit development dollars to such Enhancement Product (an "Enhancement"), then the Robbins Group may develop such Enhancement utilizing its own funding and resources; PROVIDED, HOWEVER, such Enhancement (i) shall conform to all uniformity and technical requirements of Change Your Life, including, without limitation, look, feel and functionality, (ii) shall not be available outside the CYL Network, (iii) shall not cause or result in a material adverse effect on CYL and (iv) shall not be developed within six months of the launch of the CYL Network. [*] Change Your Life may incur and shall charge the Robbins Group for certain costs associated with an Enhancement (if applicable), including, without limitation, cost of (a) integrating of such Enhancement in the Robbins Group/Change Your Life Site, (b) servicing, sales commissions and tracking of advertising or sponsorship associated with such Enhancement, (c) transaction processing associated with such Enhancement and (d) any revenue sharing arrangements with marketing and distribution partners of CYL ("Change Your Life Enhancement Costs"). CYL will charge the Robbins Group for Change Your Life Enhancements Costs based on its then current actual costs.

             (b) [*]

[*]

             (c) Each Enhancement shall comply with the following terms:

                   (i)          no Enhancement may reside outside the domain of
                          the Change Your Life Site or on any server outside the CYL Network;

                   (ii)         before an Enhancement may be implemented, Change
                          Your Life must be provided with adequate time in its reasonable discretion to review fully and approve in its reasonable discretion all technology, Look, Feel and Functionality (subject to Robbins' rights set forth in Section 3.4 hereof) and production plans and designs;

                   (iii)        Change Your Life shall have the right in its
                          reasonable discretion to approve arrangements for the development, production, merchandising and sponsorship for the Enhancement; and

                   (iv)         users of the Enhancement shall not be required
                           to go through a registration process (or any similar process) to access and use the Enhancement.

         2.5 CHANGE YOUR LIFE SITE. Subject to the terms of this Agreement, Change Your Life shall have the following rights. Change Your Life shall have the sole and exclusive right to determine all Change Your Life Content and other elements that will be displayed on the Change Your Life Site. Change Your Life shall have the sole and exclusive right to redesign or modify the organization, structure, look, feel and functionality, navigation and other elements of the Change Your Life Site. If Change Your Life implements such redesign or modifications to the Change Your Life Site in a manner that substantially modifies the placement of the Fixed Icons, then Change Your Life will work with the Robbins Group in good faith to assure that any new placement of the Fixed Icons is reasonably satisfactory to the Robbins Group.

         2.6 RIGHT TO CONFORM TO INTERNATIONAL LOCAL MARKETS. Change Your Life shall have the right to conform, and the Robbins Group shall assist Change Your Life in conforming, the Robbins Group Content for markets outside the United States, including translating the Robbins Group Content into languages other than English and making any other stylistic changes to the Robbins Group Content to conform it to a local market.

         2.7 CHANGE YOUR LIFE LOOK, FEEL AND FUNCTIONALITY. The Robbins Group acknowledges and agrees that Change Your Life shall own all right, title and interest in and to the distinctive and particular elements of graphics, design, organization, presentation, layout, user interface, navigation, links, trade dress and stylistic convention (including the digital implementations thereof) within the Change Your Life Site, and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements and any copyrights or other Intellectual Property Rights therein (the "Look, Feel and Functionality"). Change Your Life shall have editorial control over: (1) the Change Your Life Site (other than the Robbins Group/Change Your Life Site), (2) the portions of the Change Your Life Sites that frame the Robbins Group/Change Your Life Site (the "Change Your Life Site Frames") and (3) the main screen for the Change Your Life Site. Change Your Life may, in its sole discretion, incorporate navigational icons, links and pointers or other Content into such Change Your Life Site Frames.

         2.8 OTHER SITES. The Robbins Group agrees and acknowledges that certain third-party Content providers now or in the future associated with the Change Your Life Site will have expended or may expend varying efforts and amounts of money to independently develop their Content, and therefore the Robbins Group/Change Your Life Site may look and feel substantially different from the sites developed by other Content providers on the Change Your Life Site.

         2.9 FULFILLMENT. The Robbins Group will sell or arrange for the sale of Robbins Group Products (other than seminars and off-line one-on-one human coaching services) to Change Your

Life at the Robbins Group's cost for such Robbins Group Products. The Robbins Group will also make available to Change Your Life those discounts or other concessions on Robbins Group Products that it makes available to other third parties or to which the Robbins Group may be entitled. The Robbins Group will permit Change Your Life to offer any promotional pricing, discount or price reduction that may be offered by any other distribution channel for Robbins Group Products. The Robbins Group will also permit CYL to sell its live seminars, live events attendance and off-line one-on-one person-to-person, real-time coaching services. The Parties acknowledge that in connection with providing such off-line, one-on-one, person-to-person, real-time, coaching services, the coaching participants may use the Internet to share non-interactive documents relating to the coaching in which case Change Your Life will receive a fee, subject to the last clause of this sentence, equal to [*] of the fee received by the Robbins Group from such coaching call but in no event shall the fee to Change Your Life be less than [*] per call, unless the costs of such document sharing to Change Your Life are in excess of such amounts, in which case a higher fee to be agreed by the Parties will be established to adequately compensate Change Your Life for its additional costs for its services. To the extent any such coaching has been sold on-line, then Change Your Life shall be entitled to the revenues from such sale as specified in Exhibit B hereto.

         2.10 INTERNET EVENTS. Robbins will conduct on-line chats of at least one hour duration on the Change Your Life Site at the following levels:

--------------------------------------------------------------------------------
        YEARS                           NUMBER OF CHATS
--------------------------------------------------------------------------------
     in years 1-5                     at least [*] per year
--------------------------------------------------------------------------------
     in years 6-10                    at least [*] per year
--------------------------------------------------------------------------------
       thereafter             such numbers as are mutually agreed
                               by Change Your Life and Robbins
--------------------------------------------------------------------------------

Change Your Life and Robbins will co-ordinate with each other to establish a mutually agreeable schedule for the above on-line chats in advance of each quarter during the term of this commitment, provided that changes for marketing and other purposes may be necessary and the parties will use their best efforts to accommodate such changes as they arise. To the extent Robbins is unavailable at any time due to death, disability or legal restriction to provide the on-line chats outlined above, the Robbins Group will assist, if requested by Change Your Life, with the process of obtaining a replacement spokesperson acceptable to Change Your Life, but in no event will the failure of Robbins to complete the on-line chats for the reasons specified above be deemed to be a breach of this Agreement by Robbins or the Robbins Group.

         2.11 OTHER EXPERTS. The Robbins Group will use its best efforts to attract other key Content providers as Content providers for the CYL Network.

         2.12 ADVERTISING. The Robbins Group will collaborate with, make introductions and provide other reasonable assistance to facilitate sponsorship and advertising sales for the CYL Network from the Robbins Group's existing and future corporate relationships and clients.

         2.13 INFORMATION/INVESTOR RELATIONS. The Robbins Group will cooperate with and supply to CYL all materials and information reasonably requested by CYL for regulatory compliance and required disclosures, in each case as required under applicable law or by CYL's other contractual arrangements. In addition, Robbins will dedicate reasonable time and energy to promote CYL to the investment community, including, without limitation, attendance at meetings and participation on teleconferences with brokerage firms, analysts and significant investors.

         2.14 GUTHY-RENKER. The Robbins Group will facilitate the negotiation and execution of an agreement between CYL and Guthy-Renker (or any successor thereto) for, among other things, the right to broadcast over the CYL Network excerpts from infomercials that promote Robbins Group Products. This assistance from the Robbins Group shall not require it to undertake any actions that would be detrimental, in the reasonable judgment of the Robbins Group, to its share of revenues from Guthy-Renker.

         2.15 COACHING. If Change Your Life offers for sale person-to-person, coaching services on the Change Your Life Site, the Robbins Group will be the exclusive provider of such coaching services. Robbins will have approval over the coaching services sold by the Change Your Life Site and will work with Change Your Life to develop the appropriate types of coaching services. Notwithstanding the foregoing, the Robbins Group exclusivity with regard to coaching services is subject to the following provisions: (1) there will be various pricing options, each option offering a relative value; (2) more than one type of approach to coaching may be offered including coaching services either offered by or branded under a name different that one related to the Robbins Group; and (3) there may be private label versions of the coaching services. Subject to Section 7 and Exhibit B attached hereto, Change Your Life and the Robbins Group will share revenue associated with such coaching services. Nothing contained in this Section 2.15 shall be deemed to restrict the Robbins Group from providing offline one-on-one human coaching. However, if the Robbins Group is no longer actively engaged in providing coaching services or Robbins, individually, is no longer directing the Robbins Group coaching services, then the Robbins Group shall no longer be the exclusive provider of coaching services for Change Your Life.

3.   LICENSE

         3.1 EXCLUSIVE GRANT. The Robbins Group grants to CYL, during the term of this Agreement and subject to the terms and conditions contained herein and the rights of third parties (if any), the exclusive, worldwide right and license on the Internet:

             (a) to use, copy, publicly display, edit, revise, amend, modify, extend, perform, distribute or otherwise make available Robbins Group Content on the CYL Network;

             (b) to permit users of the CYL Network to view, access, retrieve, copy and print any Robbins Group Content distributed thereon;

             (c) to use the Robbins Marks, the likeness of Robbins and the Robbins Group Content and in connection with advertising, promotion and operation of the CYL Network; and

             (d) to advertise, promote, utilize as Content and sell Robbins Group Products on the Internet (provided that the exclusivity with respect to this Section 3.1(d) is subject to Section 9.3).

         3.2 SOLE INTERNET DISTRIBUTION. Subject to Section 9.3, the Robbins Group/Change Your Life Site will be the Robbins Group's sole authorized Internet Site or presence, and the Robbins Group will not maintain any other Internet Site or presence. The Robbins Group will incorporate the contents of its existing website(s) into the Robbins Group/Change Your Life Site and shall not, during the term of this Agreement, sponsor, support or maintain any other website.

         3.3 ROBBINS GROUP CONTENT. (a) CYL shall have access to and the Robbins Group shall deliver, at times reasonably requested by CYL, all Robbins Group Content. Notwithstanding the foregoing, Robbins shall have approval and control over Robbins Group Content and shall have the right to refuse to deliver to CYL specific Robbins Group Content if, in Robbins' judgment, the Robbins Group Content or the use contemplated by CYL, conflicts with, interferes with or is detrimental to Robbins's interests, reputation or business or might subject Robbins to unfavorable regulatory action, violate any law, infringe the rights of any person, or subject Robbins to liability for any reason; provided that a refusal by the Robbins Group to deliver certain Robbins Group Content shall not diminish its obligation to provide Content generally hereunder.

(b) The Robbins Group will assist Change Your Life in developing and producing new Content, services and utilities that will be updated on an ongoing basis. The Robbins Group will collaborate with Change Your Life in the development and production of the Change Your Life member experience. For those Change Your Life Site Channels in which the Robbins Group has a Fixed Icon, the Robbins Group will:

                   (i)          collaborate in the process of developing core
                          tools and resources;

                   (ii)         provide text and proprietary artwork and images;

                   (iii)        provide a complete list of appropriate products
                          and services to be offered by Change Your Life in such Change Your Life Site Channels;

                   (iv)         provide answers to questions from members of
                          Change Your Life;

                   (v)          actively participate in the development of
                          educational programs to be offered in such Change Your Life Site Channels; and

                   (vi)         train and provide qualified personnel (to be
                          compensated by Change Your Life) for message boards and chat services.

         3.4 OPERATION OF ROBBINS GROUP/CHANGE YOUR LIFE SITE. (a) During the term of this Agreement and subject to the then applicable uniformity requirements of Change Your Life including, without limitation, Look, Feel and Functionality, Robbins, individually and not through intermediaries, shall have the right to approve and create the Content and the look and feel on the Robbins Group/Change Your Life Site and to have it displayed on the Robbins Group/Change Your Life Site, provided however, that CYL shall not be obligated to place any Content on the Robbins Group/Change Your Life Site that (i) does not meet Change Your Life's technical requirements, (ii) is outside of the personal and professional improvement category, (iii) would result in a violation of any applicable governmental law, rule or regulation or any other terms of this Agreement, or conflict with any third party rights, (iv) is morally offensive, (v) violates or conflicts with any applicable restrictions or limitations placed on CYL by its third party promotional and marketing partners or (vi) would result in a material adverse effect on CYL. In the event that Robbins is no longer actively involved in the Robbins Group's businesses, the Robbins Group shall have the right to designate one person who shall succeed Robbins with respect to the rights set forth in the prior sentence, provided such person has final decision-making authority on all such decisions.

             (b) Change Your Life shall provide the Robbins Group with those data and systems services that may be reasonably required for the maintenance of the Robbins Group/Change Your Life Content and the Robbins Group/Change Your Life Site.

             (c) Subject to the terms and provisions of this Agreement, Change Your Life shall have sole authority over budgeting and operational issues affecting the Change Your Life Site and the Robbins Group/Change Your Life Site.

4.   PROMOTION

         4.1 COOPERATION. Each Party shall cooperate with and reasonably assist the other Party in supplying all necessary materials for marketing and promotional activities of Change Your Life. The Robbins Group will assist Change Your Life in (i) securing appropriate advertisers and sponsors for the Change Your Life Site and (ii) developing sponsor-funded programs for the Change Your Life Site and the Robbins Group/Change Your Life Site.

         4.2 PROMOTION OF CYL BY THE ROBBINS GROUP. The Robbins Group agrees to use its reasonable efforts to promote Change Your Life, including but not limited to promotion of the affiliation between the Robbins Group and Change Your Life. Further, the Robbins Group will and will use its reasonable efforts to cause third-party distribution partners of the Robbins Group to:

                   (a)          feature the URL for the Change Your Life Site
                          and any keywords or locators for any Change Your Life interactive marketing and distribution partners in all existing and future books, tapes, off-line class and seminar materials and any and all other printed materials (including the promotional materials used by the Robbins Group to promote the Robbins Group Core Business);

                   (b)           mention and/or display the Robbins Group/Change
                          Your Life Site and its relationship with Change Your Life in all applicable television, print, and radio appearances or interviews; and

                   (c)          include Change Your Life-branded Internet access
                          software (or that of a CYL distribution/media partner), with Robbins Group books, recorded audio content and off-line seminar and appearance materials.

The undertaking in this Section 4.2 with respect to third-party distribution partners shall not require the Robbins Group to undertake any actions that would be detrimental, in its reasonable judgment, to its share of revenues from such distribution partners or breach any of its contractual obligations. In such promotions, Change Your Life shall have the right to control the manner in which the Change Your Life logo is displayed and the Change Your Life Site described.

         4.3 QUALITY CONTROL AND APPROVALS. (a) The Robbins Group will provide camera-ready specimens of the Robbins Marks and the likeness of Robbins for use by CYL as specified in Section 3.1. In the event that CYL utilizes the Robbins Marks or the likeness of Robbins to advertise or promote the CYL Network (the "CYL Promotional Materials") without including any other third party Content provider on such advertisement or promotion, then CYL will provide the Robbins Group with an example of such CYL Promotional Materials for prior approval by the Robbins Group. If the Robbins Group does not respond within 5 days of delivery of such CYL Promotional Materials then the Robbins Group will be deemed to have approved such CYL Promotional Materials. If such CYL Promotional Materials also feature other Content providers of the CYL Network, no approval shall be necessary, however, the Robbins Group may request the removal of any Robbins Marks or likeness of Robbins as soon as commercially practicable if in the Robbins Group's reasonable judgment, the use thereof does not comply with the terms and provisions of this Section 4.3.

         (b) CYL recognizes and understands the importance of the exercise of control by the Robbins Group over the quality of the services provided by CYL using the Robbins Marks. CYL agrees that the services provided by CYL under the Robbins Marks will be of a quality standard reasonably acceptable to the Robbins Group and further agrees to respond to any reasonable objections by the Robbins Group in this regard; PROVIDED, HOWEVER, that use of the Robbins Marks in connection with services of a quality at least equal to that of CYL's services generally shall be deemed to be compliance by CYL of all quality control obligations hereunder.

         4.4 PROMOTION OF THE ROBBINS GROUP BY CHANGE YOUR LIFE. Change Your Life agrees to use its reasonable efforts to promote the Robbins Group, including promoting the Robbins Group's affiliation with Change Your Life. Change Your Life shall also commit in the first ten years of the operation of the Change Your Life Site to reserve a pool equal to approximately [*] of the total Impressions received by the Change Your Life Site each quarter during the following quarter (the "Impressions Pool") to be directed exclusively to the Change Your Life Site experts. The Robbins Group will be prominently featured and receive that share of the Impressions Pool that is granted to the expert tier level in which the Robbins Group is placed by Change Your Life which, during the term of this Agreement, shall be in the highest tier available for any expert of Change Your Life.


         4.5 JOINT PRESS RELEASE. On a date to be determined by Change Your Life, Change Your Life and the Robbins Group shall jointly issue one or more press releases regarding the Robbins Group affiliation with Change Your Life and the availability of the Robbins Group Content through the CYL Network. Any additional press releases by either Change Your Life or the Robbins Group that contain information that is in addition to (a) a description or reference to the arrangements between Change Your Life and the Robbins Group, such as a list of Change Your Life experts and a description of their website features and tools on the CYL Network, (b) previously approved standard disclosures and tag lines of the other party or (c) previously released and mutually approved CYL Promotional Materials, shall require the prior approval of the other Party hereto. The Parties agree that any release that includes Robbins shall identify him as Chairman and a founder of CYL.

         4.6 USE OF LOGO AND/OR TAG LINE. The Robbins Group shall provide CYL with its logo and/or tag line, if any, in an electronic form and hereby grants CYL the right to use such logo and/or tagline in accordance with the terms of this Agreement. In the event that the Robbins Group's logo and/or tag line is modified, the Robbins Group shall provide CYL with 30 business days advance written notice, including such modified logo and/or tag line and CYL shall have 30 business days to incorporate such modified logo and/or tag line into their programming.

         4.7 RESPONSE TO QUESTIONS/COMMENTS, CUSTOMER SERVICE. The Robbins Group shall use its best efforts to respond promptly and professionally to questions, comments, complaints and other reasonable requests regarding the Robbins Group/Change Your Life Site by CYL users and shall cooperate with and provide answers to commonly asked questions regarding the Robbins Group to Change Your Life in order to assist Change Your Life in promptly answering the same. Change Your Life shall co-operate with and provide answers to commonly asked questions regarding Change Your Life to the Robbins Group in order to assist the Robbins Group in promptly answering the same.

         4.8 STATEMENTS TO THIRD PARTIES. Neither Party shall make, publish, or otherwise communicate or cause to be made, published or otherwise communicated, any deleterious remarks whatsoever to any third parties concerning the other Party or its affiliates, directors, officers, employees or agents, including, without limitation, the other Party's business projects, business capabilities, performance of duties and services or financial position.

         4.9 LIMITATION OF PROMOTION. Subject to the terms of Section 9.3(b), the Robbins Group will not promote any other Internet Site or Internet product or service without the prior written consent of Change Your Life.

5.   TERM

         5.1 DURATION. Subject to this Section 5, this Agreement and the licenses granted hereunder shall be perpetual. The Agreement may, however, be terminated or its term abbreviated in accordance with the terms and conditions of Section 5.2 hereof.

         5.2 FINANCIAL TESTS. Within 90 days of the tenth anniversary of the date of the launch of the Change Your Life Site (the "Tenth Anniversary Date"), Change Your Life and the Robbins Group will determine if the following two tests have been met:

             (a) Change Your Life has been able to secure in the aggregate equity, debt or commercial credit financing coupled with cumulative (measured from the fiscal year in which Change Your Life achieves at least break even cash flow) positive, free cash flow in an amount of at least [*] in the ten year period beginning on the date of this Agreement; and

             (b) Change Your Life has at least [*] in working capital, measured on the basis of the average of the working capital amounts at the end of the last four fiscal quarters ending prior to the Tenth Anniversary Date.

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             If the conditions in (a) and (b) above have been determined not to have been met, then either Party may notify the other within 30 days thereof that it will not thereafter continue with the Agreement. If no such notice is given, then the Agreement will continue.

         5.3 POSSIBLE REDUCTION IN TERM. Beginning with the eleventh year following the launch of the Change Your Life Site, Change Your Life will commit to certain amounts of annual promotions for Robbins, the Robbins Group/Change Your Life Site and Robbins Group Products (taken together). These promotions will be reviewed beginning at the end of the eleventh year following the launch of the Change Your Life Site and on each anniversary thereafter (each an "Option Year") to determine if the following conditions have been met:

             (a) Change Your Life has devoted in the equivalent period specified below off-line marketing dollars to Robbins, the Robbins Group/Change Your Life Site and Robbins Group Products (taken together) in an amount at least equal to the highest amount spent on any other single expert, calculated on the basis of the higher amount spent in the following two periods: (i) the last fiscal year and (ii) an average of the prior ten fiscal years (based on the highest amount spent on any other single expert in each of the prior years);

             (b) On-line promotion in the equivalent period specified below of Robbins, the Robbins Group/Change Your Life Site and Robbins Group Products (taken together) has been in an amount and of a value at least equal to the amount and value provided to the expert adviser featured on the Change Your Life Site to whom CYL has provided the highest on-line promotion in the equivalent period, taking into account, in determining value, positioning, size, time of day and other features, calculated on the basis of the higher amount and value provided in the following two periods: (i) the last fiscal year or (ii) an average of the prior ten fiscal years (based on the average of the amounts and value of on-line promotions for the expert with the highest amounts spent in each of the prior years);

If the conditions in either (a) or (b) above have not been met in each respective Option Year, then Change Your Life shall have a period of three months, unless CYL and the Robbins Group agree in writing to a longer period, to cure any deficiency. If Change Your Life does not do so within said period, either Party may notify the other within 30 days of the end of such three month period that it will not thereafter continue with the Agreement. If no such notice is given, then the Agreement shall continue.

         5.4 TERMINATION EVENTS. (a) In the event of a breach of a material term of (x) this Agreement by Change Your Life or the Robbins Group (y) of Sections
3.3 and 8.5 of the Contribution and Exchange Agreement by and among Change Your Life, GHS, Inc. and certain of the stockholders of GHS, Inc. or (z) of the obligations of GHS, Inc. to Robbins under that certain letter agreement dated April 23, 1999 regarding reimbursement of expenses, the non-breaching party may terminate this Agreement provided that it has given the breaching party written notice of such breach and the breaching party has not within the 45 business days of the receipt of such notice, corrected such breach if it is capable of correction, provided however, that if the breaching party believes the breach is incapable of being cured, said question shall be referred to arbitration under the terms of Section 13.5. In the event the arbitration concludes that the breach was curable but was not cured, then the Agreement shall terminate upon such finding

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and the breaching party may be found liable for damages in the arbitration. If, however, the arbitration finds that the breach was not capable of being cured, then damages may be assessed against the breaching party, but the Agreement will not terminate unless the same breach occurs again, in which case, notwithstanding the fact that the subsequent breach is incapable of being cured, the Agreement will terminate.

             (b) The Robbins Group shall have the right to terminate this Agreement upon providing written notice to Change Your Life if Change Your Life:
(i) becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; (ii) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; (iii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (iv) is liquidated or dissolved.

         5.5 RIGHTS UPON TERMINATION OF AGREEMENT. In the event that this Agreement is terminated in accordance with the terms hereof and no other agreement is reached by the parties hereto, CYL shall cease all use of the Robbins Group Marks as provided in Section 6.3 below. Notwithstanding the foregoing, CYL shall be permitted to continue to use and modify the Content derived from the Robbins Group Content in connection with the operation of the CYL Network provided that they are in the form used on or before the termination date and do not include the Robbins Group Marks and any non-interactive Robbins Group Content shall be returned to the Robbins Group upon its request. In the event that the Robbins Group Content from which the Content described above is derived was copyrighted by the Robbins Group, then CYL shall pay the royalty set forth on Exhibit B for its continued use following termination of this Agreement.

6.   TRADEMARKS

         6.1 DELIVERY. (a) Each Party acknowledges that the Robbins Group Marks are trademarks exclusively owned or controlled by the Robbins Group and that all uses by CYL of such Robbins Group Marks shall inure to the Robbins Group benefit.

         (b) In the event that during the term of this Agreement CYL shall create any proprietary right in any Robbins Group Marks, as a result of the exercise by CYL of any right granted to it hereunder, such proprietary right shall immediately vest in the Robbins Group and CYL shall be authorized to use for no additional consideration such new proprietary right as though the same had specifically been included in this Agreement.

         6.2 APPLICATIONS. Change Your Life shall not file any application in any country to register a trademark that contains "Robbins " or any other trademark that is the same as, similar to, or misleading with respect to the Robbins Group Marks. If any application for registration is filed in any country by Change Your Life in contravention of this Section 6.2, the Robbins Group shall have the right to take appropriate action against Change Your Life, including seeking injunctive relief, to prohibit or otherwise restrain Change Your Life from using such trademark. The Robbins Group shall not file any application in any country to register a trademark that contains "Change Your Life" or any other trademark which is the same as, similar to, or misleading with respect to CYL or its marks. If any application for registration is filed in any country by the Robbins Group in contravention of this Section 6.2, Change Your Life shall have the right to take appropriate action against the Robbins Group, including seeking injunctive relief, to prohibit or otherwise restrain the Robbins Group's use of such trademark.

         6.3 TERMINATION. Upon termination of this Agreement, CYL shall cease all use of the Robbins Group Marks, as soon as commercially and technically practicable but in no event longer than 90 business days from the date of termination.

7.   COMPENSATION

         7.1 REVENUE SHARING. Change Your Life and the Robbins Group shall share in revenues attributable to the Robbins Group Content, Robbins Group/Change Your Life Content and/or Robbins Group Products as described in EXHIBIT B attached hereto.

         7.2 PAYMENT. Except as otherwise specified herein, each Party agrees to pay the other Party all amounts received and payable to the other Party under this Agreement, less a reserve for returns of 15% and bad debts, on a quarterly basis within 45 days of the end of the calendar quarter in which such amounts were collected by such Party and recognized as revenues in accordance with generally accepted accounting principles.

         7.3 CURRENCY, INTEREST AND TAXES. Each Party shall be responsible for all applicable national, state and local taxes, value added or sales taxes, exchange, interest, banking, collection and other charges and levies and assessments pertaining to payments received by such Party other than U.S. taxes based on the other Party's net income. If either Party is required by law to make any deduction or to withhold from any sum payable to the other Party hereunder, such Party shall effect such deduction or withholding, remit such amounts to the appropriate taxing authorities and promptly furnish the other Party with tax receipts evidencing the payments of such amounts.

8.   ACCOUNTINGS

         8.1 PERIODIC REPORTS. (a) Change Your Life will compute and report revenues and usage data for the Robbins Group/Change Your Life Site and the Robbins Group/Change Your Life Content ("Quarterly Reports") on a calendar quarter basis for the prior quarterly period. Change Your Life shall provide the Robbins Group with each Quarterly Report and payment (as described in Section 7.2) within forty-five days after the calendar quarterly period to which such Quarterly Report pertains. Acceptance by the Robbins Group of any Quarterly Report or payment shall not preclude the Robbins Group from challenging the accuracy thereof.

             (b) The Robbins Group will compute and report revenues and usage data for each Enhancement ("Enhancement Reports") on a calendar quarter basis for the prior quarterly period. The Robbins Group shall provide Change Your Life with each Enhancement Report and payment (as described in Sections 2.4 and 7.2) within forty-five days after the calendar quarterly period to which such Enhancement Report pertains. Acceptance by Change Your Life of any Enhancement Report or payment shall not preclude Change Your Life from challenging the accuracy thereof.

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         8.2 MAINTENANCE OF RECORDS; EXAMINATION. Change Your Life will maintain accurate books and records with respect to its business. The Robbins Group may, at its own expense, examine and copy those books and records that pertain to the Quarterly Report, as provided in this Section 8.2. The Robbins Group may must examine a particular statement within 3 years after the date when Change Your Life sends the respective Quarterly Report. Change Your Life will be deemed conclusively to have sent the Robbins Group the statement concerned on the date prescribed in Section 8.1. The Robbins Group may make such examinations only during Change Your Life's usual business hours and at the place where Change
Your Life keeps its books and records. Such books and records shall be kept at the Change Your Life office in New York, New York, unless otherwise notified.
The Robbins Group will be required to notify Change Your Life at least ten business days before the date of planned examination. If the Robbins Group's examination has not been completed within two months from the time the Robbins Group begins such examination, Change Your Life may require the Robbins Group to terminate such examination on seven days notice to the Robbins Group at any time, provided that Change Your Life has reasonably cooperated with the Robbins Group in the examination of such books and records. In the event that an examination conducted pursuant to the terms of this Section 8.2 results in a change in the amounts owing to the Robbins Group by Change Your Life of more than ten percent (10%) of the total amount reported, then Change Your Life shall pay both its and the Robbins Group's expenses of such examination.

9.   RIGHTS

         9.1 OWNERSHIP. (a) As between the Robbins Group and CYL, the Robbins Group shall be the exclusive owner of and shall have all right, title and interest in and to the Robbins Group Content and the Robbins Group Marks, including all Intellectual Property Rights therein, but excluding the Change Your Life Content and the Robbins Group/Change Your Life Content (the "Robbins Group Property").

             (b) Change Your Life shall be the exclusive owner of and shall have all right, title and interest in and to the Change Your Life Content or any Content derived therefrom, the Robbins Group/Change Your Life Content or any Content derived therefrom, the Change Your Life Site, all trademarks of Change Your Life, and all Intellectual Property Rights contained in each of the above, excluding the Robbins Group Property.

         9.2 NECESSARY ACTION. Each Party agrees to take all action and cooperate as is reasonably necessary, at the other Party's request and expense, to protect the other's respective rights, titles, and interests specified in this Article 9, and further agrees to execute any documents that might be necessary to perfect each Party's ownership of such rights, titles, and interests.

         9.3 RESTRICTIONS. Anything contained in this Agreement to the contrary notwithstanding, the Robbins Group shall be permitted:

                  (i) to conduct any activity in connection with the Robbins Group Core Business conducted during the term of this Agreement, PROVIDED that (x) such activity is not a product offering designed as an Internet product offering, (y) any Internet promotion of a Robbins Group Core Business offering (a) is only a portion of the main distribution

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


         channels for the Robbins Group Core Business product offering, (b) is on a non-interactive commerce website (except interactivity employed solely to order Robbins Group Products) or to download a Robbins Group Product (such as an audio or video tape) via the Internet as an alternative delivery route of a third party distributor, provided that said website does not predominately feature Robbins, the Robbins Group or Robbins Group Products, (c) is other than an interactive offering (except interactivity employed solely to order or download (as an alternative delivery route) Robbins Group Products) and (d) does not mimic or incorporate any Robbins Group/Change Your Life Content. For example, an Internet appearance on a Simon & Schuster website to promote a new book would be permitted;

                  (ii) to conduct Internet sales and marketing training for employees of companies in which the Robbins Group owns at least 20% of the equity or equity with a fair market value of at least $250,000 whichever is lower, provided that such equity was not purchased with a view towards circumventing the terms of this Agreement, and provided further that any such training on the Internet shall require the royalty payments to Change Your Life specified on Schedule B hereto; and

                  (iii) to continue to provide in-house, corporate consulting services and products that include client seminars, presentations and training that may be broadcast via satellite, teleconference or inter-company networks such as intranets; provided however, that such intranet broadcasts will be one-directional, for client company use only and non-interactive except for questions and answers, audience group responses and Robbins' Outcome Purpose Action (OPA) offerings.

The Robbins Group will include restrictions consistent with the terms of this Agreement, particularly Section 9.3 hereof, in all new distribution agreements and in all renewals of existing distribution agreements.

10.      WARRANTIES; REPRESENTATIONS; INDEMNITIES

         10.1 AUTHORITY AND OBLIGATION OF EACH PARTY. Each Party represents and warrants to the other, as of the date hereof, that (a) such party has the full right, power and authority to enter into this Agreement, to grant the licenses hereunder and to perform the acts required of it hereunder, (b) the execution, delivery and performance by such party of this Agreement are within its powers and have been duly authorized by all necessary action on its part; (c) the execution of this Agreement by such party and the performance by such party of its obligations and duties hereunder do not and will not violate any agreement, applicable law, judgment, injunction, order or decree to which such party is a party or by which it is otherwise bound; (d) when executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; (e) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

         10.2 REPRESENTATIONS. (a) The Robbins Group represents, warrants and covenants that: (i) it has sufficient right and authority to grant to CYL all licenses and rights granted by the Robbins Group hereunder; (ii) the Robbins Group Marks and the use thereof as permitted pursuant to this Agreement shall not violate any law or infringe upon or violate any rights of any Person; (iii) the Robbins Group Content and the use thereof as permitted pursuant to this Agreement shall not violate any law or infringe upon or violate any rights of any Person under any law; (iv) no Person other than those Persons specifically identified on Exhibit D hereto and who may be Parties to this Agreement has any ownership right or interest in or with respect to the Robbins Group Marks or Robbins Group Content and the Robbins Group shall not transfer or assign any ownership right or interest, in or with respect to the Robbins Group Marks or the Robbins Group Content, unless the transferee becomes a party to this Agreement and bound by the terms and provisions hereof; (v) Exhibit E contains a true and complete list of all Robbins Group Marks used in connection with the (x) Robbins Group Content or (y) any Intellectual Property used by the Robbins Group and (vi) no Person in the Robbins Group or any affiliate of the Robbins Group has, during the term of this Agreement, or will, enter into any business or contractual or other relationship that is directly or indirectly competitive with CYL's business or would have any ownership, control or interest over the subject matter of this Agreement.

             (b) Change Your Life represents and warrants that: (i) it owns or controls all right, title, and interest in and to the Change Your Life Site, and all Intellectual Property Rights therein, necessary to carry out its obligations hereunder; (ii) it is has the full power and authority to enter into and fully perform this Agreement; (iii) the Change Your Life Site, any Change Your Life Content and any Content developed or furnished by Change Your Life hereunder and the use thereof shall not violate any law or infringe upon or violate any rights of any Person; and (iv) the Change Your Life Site will be produced, advertised, distributed, transmitted and licensed in accordance with all applicable federal, state, local and foreign laws and in a manner that will not reflect adversely on Robbins.

         10.3 INDEMNITIES. (a) The Robbins Group shall indemnify and hold harmless CYL and its officers, agents and employees from and against any and all losses, liabilities, costs, expenses (including reasonable attorneys' fees), claims, penalties, judgments and damages, resulting from or arising out of: (i) any breach by the Robbins Group of any representation or warranty made in this Agreement, including, but not limited to, any infringement or alleged infringement or violation of rights of third parties, including copyright, trademark, trade dress, trade secrets, design right, patent, moral right, right of publicity, defamation, libel, know-how and/or any other present or future intellectual property right of any type; (ii) any injury to person or property caused by any material, product, or service sold or distributed in connection with Robbins' participation in the CYL Network or any activity conducted or action taken by the Robbins Group, directly or indirectly, in connection with the Robbins Group's CYL Site; and (iii) the Robbins Group Content and any material to which users can directly link through the Robbins Group Content or other information supplied by the Robbins Group.

             (b) Change Your Life shall indemnify and hold harmless the Robbins Group and its officers, agents and employees from and against any and all losses, liabilities, costs, expenses (including reasonable attorneys' fees), claims, penalties, judgments and damages, resulting from or arising out of: (a) any breach by Change Your Life of this Agreement, including, but not limited to, any infringement or alleged infringement or violation of rights of third parties, including copyright, trademark, trade dress, trade secrets, design right, patent, moral right, right of publicity, defamation, libel, know-how and/or any other present or future intellectual property right of any type; (b) any injury to person or property caused by any material, product, or service sold or distributed in connection with the CYL Network not in connection with the Robbins Group/Change Your Life Site and (c) the Change Your Life Content and any material which users can directly link through the Change Your Life Content, other than Robbins Group Content incorporated in the CYL Network.

                  (c) PROMPT NOTIFICATION. Each party to this Agreement agrees to (a) promptly inform the other in writing of any information related to the CYL Network which could reasonably lead to a claim, demand or liability against Change Your Life or the Robbins Group by any third party; PROVIDED, HOWEVER, that failure to give prompt notice will not relieve either party of any liability hereunder (except to the extent such failure causes or leads to actual material prejudice to the other party); and (b) cooperate fully with the other Party, at that other Party's expense, in defending or settling such claim.

11.   CONFIDENTIALITY

         11.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" means any information relating to or disclosed during the term of the Agreement, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, information about Change Your Life subscribers, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, usage and marketing data. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party or (e) required or reasonably advised to be disclosed by law.

         11.2 CONFIDENTIALITY. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it (a) will not disclose to any third party or use any Confidential Information disclosed to it except as expressly permitted in this Agreement and (b) shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, which employees shall each agree to comply with this Article 11 of this Agreement.

         11.3 DISCLOSURE. Notwithstanding the foregoing, each party may disclose Confidential Information (a) to the extent required by a court of competent jurisdiction or other governmental authority or (b) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

         11.4 TERMS AND CONDITIONS OF AGREEMENT CONFIDENTIAL. The terms and conditions of this Agreement will be deemed to be the Confidential Information of each Party an will not be disclosed without the written consent of the other party or as otherwise provided in this Agreement or as required by law or regulation.

12.   PRIVACY

         12.1 PROTECTION OF PRIVACY. Change Your Life shall establish, and the Robbins Group and Change Your Life shall adhere to and enforce the terms of, a privacy policy (which policy may be modified from time to time) for the protection of the privacy of all subscribers to or users of Change Your Life.

         12.2 SUBSCRIBER INFORMATION. The Robbins Group shall not sell or otherwise make available to any third party, any information about Change Your Life subscribers collected via the Change Your Life Site ("Subscriber Information") except to the extent that such Subscriber Information is required by a third party to fulfill the purchase of any products or services purchased via the Change Your Life Site. Furthermore, except for promotional activities expressly permitted under this Agreement, the Robbins Group will not use any Subscriber Information except to the extent that such Subscriber Information is required by the Robbins Group to fulfill the purchase of any products or services purchased via the Change Your Life Site unless (a) such use conforms with Change Your Life's then-current privacy policy and the Robbins Group has obtained Change Your Life's prior written consent for such use; or (b) the Subscriber Information to be used consists only of information input directly by a Change Your Life subscriber after such subscriber has either viewed (or been given a clear and conspicuous opportunity to view) a clear disclosure of how such information may be used by the Robbins Group and/or had the opportunity to "opt out" of any use of such information. This paragraph will survive the termination of this Agreement for a period of two years.

         12.3 SOLICITATION OF SUBSCRIBERS. During the Term of this Agreement neither the Robbins Group nor its agents will (a) solicit or participate in the solicitation of CYL subscribers when that solicitation is for the benefit of any entity (including the Robbins Group) which could reasonably be construed to be or become in competition with CYL or (b) promote any services which could reasonably be construed to be in competition with services available through CYL, including, but not limited to, services available through the Internet and the on-line services of any aggregators of personal and professional development Content.

13.   TREATMENT OF CLAIMS

         13.1 DAMAGES. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM BREACH OF THIS AGREEMENT, THE USE OF OR INABILITY TO USE CYL NETWORK OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION ABOVE. EXCEPT AS PROVIDED ABOVE IN THE "INDEMNITY" SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS PAYABLE HEREUNDER; PROVIDED THAT EACH PARTY SHALL REMAIN

LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISIONS OF THIS AGREEMENT.

         13.2 NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE CYL NETWORK, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CYL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE CYL NETWORK OR THE ROBBINS GROUP/CHANGE YOUR LIFE SITE.

         13.3 ACKNOWLEDGMENT. CHANGE YOUR LIFE AND THE ROBBINS GROUP EACH ACKNOWLEDGE THAT THE PROVISIONS OF THIS AGREEMENT WERE NEGOTIATED TO REFLECT AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THEM OF ALL RISKS (BOTH KNOWN AND UNKNOWN) ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER. THE LIMITATIONS AND DISCLAIMERS RELATED TO WARRANTIES AND LIABILITY CONTAINED IN THIS AGREEMENT ARE INTENDED TO LIMIT THE CIRCUMSTANCES AND EXTENT OF LIABILITY. THE PROVISIONS OF THIS SECTION 14 SHALL BE ENFORCEABLE INDEPENDENT OF AND SEVERABLE FROM ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT.

         13.4 DISPUTE RESOLUTION. (a) Sections 2.4, 2.15., 3.4, 5.3(b) and 9.3(i) and 9.3 (iii) are sections that relate to issues that could not be adequately described as of the date of this Agreement. Although the parties intend to co-operate in good faith on such matters, in the event that a dispute on such matters arises, the following dispute resolution mechanism shall be employed. Each of the Robbins Group and Change Your Life shall appoint one member of the Board of Directors of Change Your Life (other than Robbins and the Chief Executive Officer of Change Your Life) or if Robbins has no nominees then serving on the Board of Directors of Change Your Life, he may appoint a third party (other than himself or an affiliate of the Robbins Group) and these two designees shall appoint a third person who may, but shall not be required, to be a member of the Board of Directors of Change Your Life. This group of three persons shall be empowered as mediators to consider any dispute(s) presented to them. If this mediation process does not resolve the dispute in a mutually satisfactory manner for disputes arising under Sections 2.15, 5.3(b) or 9.3 (i) and 9.3 (iii), then the matter may be submitted by any party to arbitration as provided for in Section 13.5. The referral to arbitration may occur at any time within sixty (60) days of the decision of the mediators, but in the event the dispute arises under Sections 2.15, 5.3(b) or 9.3 (i) or 9.3 (iii), the mediators will be instructed to determine the matter within thirty (30) days of the appointment of the mediators. If the mediators have not done so, then any party may submit the matter to arbitration under Section 13.5, provided the dispute has arisen under Sections 2.15, 5.3(b) or 9.3 (i) or 9.3 (iii), within the subsequent sixty (60) day period. For disputes arising under Sections 2.4 or 3.4, the determination of the mediators shall be final and binding on all Parties without the ability to resort to the provisions of Section 13.4(b), arbitration or any court process.

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         (b) In the event of any dispute, controversy or claim arising out of or relating to this Agreement (other than those governed by the terms of Section 13.4(a) hereof), representatives of the parties shall meet in New York, NY, San Diego, CA or such other city as may be agreeable to the parties as soon as reasonably possible (but not later than ten (10) days after written notice from one party to the other of such dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within thirty (30) days from the date of such notice, the matter may be submitted by any party to arbitration as provided for in Section 13.5.

         13.5 ARBITRATION. (a) Any dispute, controversy or claim between or among any of the parties hereto arising out of or relating to this Agreement or the breach, termination or invalidity thereof, including any dispute as to whether any dispute is subject to arbitration, which has not been resolved after good faith negotiations pursuant to Section 13.4(b) hereof shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules except as provided herein.

             (b) Any arbitration shall be conducted by a three person arbitration panel. The three person arbitration panel shall consist of one party arbitrator selected by Change Your Life, one party arbitrator selected by the Robbins Group, each of whom shall be named within ten (10) days of the demand for arbitration, and one neutral arbitrator selected by the first two arbitrators. If the two party appointed arbitrators cannot agree on the neutral arbitrator within ten (10) days of the selection of the last party appointed arbitrator, the American Arbitration Association shall appoint the neutral arbitrator, who shall act as chairperson. In the event of a vacancy with respect to an arbitrator, the vacancy shall be filled within ten (10) days of notice of the vacancy in the same manner and subject to the same requirements as are provided for in the original appointment to that position. If the vacancy is not filled within ten (10) days, the American Arbitration Association shall make the appointment. Unless otherwise mutually agreed, the place of arbitration shall be New York, NY or San Diego, CA, as selected by the party receiving the request for arbitration.

             (c) The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including the resort to a court for interim relief, enforcement of the award or any other question of arbitration law or procedure shall be the United States' Federal Arbitration Act, 9 U.S.C. Section 1 ET SEQ. The parties shall be entitled to engage in reasonable discovery including requests for the production of all relevant documents and a reasonable number of depositions. The arbitration panel shall have the sole discretion to determine the reasonableness of any requested document production or deposition. It is the intent of the parties that a substantive hearing be held within sixty (60) days of the appointment of the neutral arbitrator or the rejection of a challenge thereto, whichever shall occur later. In the event that the dispute referred to arbitration hereunder arises under Section 2.15, 5.3(b) or 9.3(i) or 9.3 (iii), then the arbitrators shall be instructed to resolve the entire matter and render their findings within a period of forty-five (45) days of the appointment of the neutral arbitrator or the rejection of a challenge thereto, whichever shall occur later. A stenographic record of every hearing shall be made. The presentation of evidence shall be governed by the federal Rules of Evidence.

             (d) Any award, including any interim award, made shall be made by a majority of the arbitrators applying the substantive law of New York and shall
(i) be in writing and state

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the arbitration panel's findings of fact and conclusions of law; (ii) be made promptly, and in any event within sixty (60) days after the conclusion of the arbitration hearing; and (iii) be binding against the parties involved and may be entered for enforcement in any court of competent jurisdiction.

             (e) The costs of any arbitration proceeding (e.g., arbitrators, court reporter and room rental fees) shall be equally divided between Change Your Life and the Robbins Group. However, each party shall pay its own expense, including attorneys' and other professionals' fees and disbursements.

             (f) The arbitration provision set forth in this Section 13.5 shall be a complete defense to any suit, action or proceeding instituted in any court with respect to any matter arbitrable under this Agreement, except that judicial intervention may be sought in accordance with Section 13.6 hereof.

         13.6   NO WAIVERS; INTERIM RELIEF.

         The Parties mutually acknowledge that an award of damages may be inadequate to remedy any breach hereof and that injunctive relief may be required. Therefore, (a) a party may request a court of competent jurisdiction to provide interim injunctive relief in aid of arbitration or to prevent a violation of this Agreement pending arbitration, and any such request shall not be deemed a waiver or breach of the obligations to arbitrate set forth herein and (b) the arbitrators may order equitable relief where they deem it appropriate and the parties agree that any interim relief ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.

14.   GENERAL

         14.1 ASSIGNMENT. Neither party may assign this Agreement, nor any rights, interests or obligations thereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect AB INITIO. Notwithstanding the foregoing, the Robbins Group may assign its rights and duties under the Agreement to an entity, wholly-owned directly or indirectly by Robbins and Change Your Life may assign the Agreement to an affiliate provided that such assignee agrees in writing to succeed to all of the rights and be subject to all of the obligations of under this Agreement. No assignment shall relieve the assignor of its obligations under the Agreement. The Agreement shall apply to, and shall be binding upon each of the Parties thereto, their respective successors and permitted assigns, and all persons claiming by, through, or under any of the aforesaid persons.

         14.2 COMPLIANCE. Each party shall comply in all material respects with all laws and regulations applicable to its activities under this Agreement.

         14.3 SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

         14.4 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows: (i) if to Change Your Life.com, Inc, 704 Broadway, New York, NY 10003 Attention of Beth Polish, Chief Operating Officer with copies to: Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY 10019 Attention of Frank E. Morgan II, Esq., (ii) if to the Robbins Group, 9191 Town Center Drive, Suite 600, San Diego, CA 92122; Attention of Sam Georges with copies to: Loeb & Loeb, Suite 1800, 1000 Wilshire Boulevard, Los Angeles, CA 90017-245 Attention of David L. Ficksman, Esq.

         14.5 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

         14.6 FAILURE TO ENFORCE RIGHTS. No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

         14.7 COMPLETE AGREEMENT. This Agreement, along with the Exhibits hereto and the agreements entered into by the parties on a contemporaneous basis herewith contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

         14.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

         14.9 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         14.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         14.11 SOLE BENEFIT. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         14.12 HEADINGS. The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



CHANGE YOUR LIFE.COM, LLC


/s/ David Roy
--------------------------------

Print Name: David Roy
           ---------------------

Title: Vice President
      --------------------------

Date: April 23, 1999
     ---------------------------


/s/ Anthony J. Robbins
--------------------------------
ANTHONY J. ROBBINS


Date: April 23, 1999
     ---------------------------


ROBBINS RESEARCH INTERNATIONAL INC.


By: /s/ Anthony J. Robbins
   -----------------------------

Print Name: Anthony J. Robbins
           ---------------------

Title: Chairman
      --------------------------

Date: April 23, 1999
     ---------------------------

                                    EXHIBIT B

                                 REVENUE SHARING


ADVERTISING REVENUES. Aggregate amounts collected by CYL, the Robbins Group or either Party's agents, as the case may be, arising from the license or sale of advertisements, promotions, links or sponsorships ("Advertisements") that appear within any pages of the Change Your Life Site, less applicable Advertising Sales Commissions and Distribution Fees.

ADVERTISING SALES COMMISSIONS. (i) Actual amounts paid as commission to third party agencies or media networks by either buyer or seller in connection with sale of an Advertisement and/or (ii) any amount payable to employees of CYL in connection with the sale of an Advertisement.

DISTRIBUTION FEES. Any portion of Revenues earned by the Company that are paid to a third party with whom the Company partners to distribute, market or otherwise promote the CYL Network on any digital and/or interactive platform, which third party shall not include a provider of content unless such provider of content is separately a party to a distribution, marketing or promotion agreement with the CYL.

ADJUSTED TRANSACTION REVENUES. Aggregate amounts that are paid by users of the CYL Network or in connection with the sale, licensing, distribution or provision any CYL Product, Robbins Group Product or CYL/Robbins Group Product (as the case may be) and excluding in each case (a) amounts collected for sales or use taxes or duties, (b) handling, shipping and service charges and credit or debit card charges, (c) credits and chargebacks for returned or canceled goods or services,
(d) cost of goods sold or services and (e) fixed per person per item or session charges (in the case of digital products only) [*].

CYL PRODUCT. Any product, good or service (other than a Robbins Group Product) which CYL develops, purchases wholesale or manufactures and which CYL (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licenses to users of the CYL Network directly or indirectly through (i) the Change Your Life Site, (ii) any other electronic means directors at users of the CYL Network (e.g., email offers), or (iii) an `off line' means (e.g. toll-free number) for receiving orders related to specific offers within the CYL Network requiring purchasers to reference a specific promotional identifier or tracking code.

ROBBINS GROUP PRODUCT. Any Robbins Group Product which CYL (or others acting on its behalf or as distributors) purchases wholesale or manufactures and offers, sells, provides, distributes or licenses to users of the CYL Network directly or indirectly through (i) the Change Your Life Site, (ii) any other electronic means directed at users of the CYL Network (e.g., email offers), or (iii) an `off line' means (e.g. toll-free number) for receiving orders related to specific offers within the CYL Network requiring purchasers to reference a specific promotional identifier or tracking code.

ROBBINS GROUP OFFLINE/LIVE PRODUCT. Any offline coaching, offline seminar or offline live event offered by the Robbins Group which CYL (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licenses to users of the CYL Network directed or indirectly through (i) the Change Your Life Site, (ii) any other electronic means directors at users of the CYL Network (e.g., email offers), or (iii) an `off line' means (e.g. toll-free number) for receiving orders related to specific offers within the CYL Network requiring purchasers to reference a specific promotional identifier or tracking code.

CYL/ROBBINS GROUP PRODUCT. Any product, good or service which CYL and Robbins Group develop together and co-brand as defined in Section 1.15, and which CYL (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licenses to users of the CYL Network directly or indirectly through (i) the Change Your Life Site, (ii) any other electronic means directed at users of the CYL Network (e.g., email offers), or (iii) an `off line' means (e.g. toll-free number) for receiving orders related to specific offers within the CYL Network requiring purchasers to reference a specific promotional identifier or tracking code.

UNBRANDED CYL/ROBBINS GROUP PRODUCT. Any product, good or service which is based upon copyrighted Robbins Group Content and which after Termination of this Agreement under Section 5.5, CYL (or others acting on its behalf or as distributors) continues to offer, sell, provide, distribute or license to users of the CYL Network directly or indirectly through (i) the Change Your Life Site,
(ii) any other electronic means directed at users of the CYL Network (e.g. email offers), or (iii) an `off line' means (e.g. toll-free number) for receiving orders related to specific offers within the CYL Network requiring purchasers to reference a specific promotional identifier or tracking code.

ROBBINS GROUP EXISTING CUSTOMERS. Robbins Group customers that exist as of the date of this Agreement and Robbins Group customers that are obtained solely as a result of direct non-Internet marketing efforts that are identified in the customer lists that are to be provided by the Robbins Group in accordance with
Section 1.10 of this Agreement. Such Robbins Group Existing Customers will be separately identified and their purchases will be separately tracked.

REVENUE SHARE FOR ADVERTISEMENT SALES. CYL will share Advertising Revenues with the Robbins Group as follows: [*]

REVENUE SHARE FOR ROBBINS GROUP PRODUCTS. CYL will share with the Robbins Group [*] of Adjusted Transaction Revenues from Robbins Group Products.

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


REVENUE SHARE FOR CYL PRODUCTS. CYL will share with the Robbins Group [*] of Adjusted Transaction Revenues from CYL Products that are sold by the Robbins Group offline.

REVENUE SHARE FOR CYL/ROBBINS GROUP PRODUCTS. CYL will share with the Robbins Group [*] of Adjusted Transaction Revenues from CYL/Robbins Group Products.

REVENUE SHARE FOR ROBBINS GROUP OFFLINE/LIVEPRODUCTS. CYL will retain the following amounts in connection with the sale of Robbins Group Offline/Live
Products:

         (a) [*] of gross revenue earned in connection with the sale of such Robbins Group Offline/Live Products;

         (b) [*] of gross revenue earned in connection with the sale of such Robbins Group Offline/Live Products; and

         (c) [*] of gross revenue earned in connection with the sale of such Robbins Group Offline/Live Products.

[*]

REVENUE SHARE FOR UNBRANDED CYL/ROBBINS GROUP PRODUCTS. CYL will share with the Robbins Group [*] percent ([*]) of the Adjusted Transaction Revenues from Unbranded CYL/Robbins Group Products as described above.

REVENUE SHARE FOR ROBBINS GROUP EXISTING CUSTOMERS. CYL will not retain any Adjusted Transaction Revenues from [*] purchases of Robbins Group Products (other than purchases of book products) made by Robbins Group Existing Customers. Thereafter, CYL will share revenue associated with Robbins Group Existing Customers with the Robbins Group in accordance with the revenue sharing provisions contained in this Exhibit B. Notwithstanding the foregoing, CYL will not retain any Adjusted Transaction Revenues associated with a specific Robbins Group Existing Customer until such Robbins Group Existing Customer has purchased [*]aggregate of [*] of Robbins Group Product.


REVENUE FROM SALES AND MARKETING TRAINING BY THE ROBBINS GROUP. In the event that the Robbins Group provides sales and marketing training in accordance with
Section 9.3(ii) of this Agreement, then CYL shall be entitled to [*] of all cash receipts received by the Robbins Group in connection therewith; PROVIDED, HOWEVER, that if CYL in any manner assists the Robbins Group with such sales and marketing training (including, without limitation, marketing of the same on the Internet) the parties shall at such time agree in good faith on an appropriate revenue share with respect thereto.

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